Reading Board Approves 3-Year Business Strategy

Votes to Pursue Independent Business Strategy

Los Angeles, California – Monday, March 6, 2017 – Reading International, Inc. (“Reading”) (NASDAQ: RDI) announced today that its Board of Directors has approved a three-year business strategy prepared by management.   The business strategy focuses on the continued development of new cinemas in the United States, Australia and New Zealand, the continued improvement of our existing cinemas to elevate the guest experience, presentation and food and beverage program, and the continued re-development of our various real estate assets (including our Union Square and Cinemas 1, 2 & 3 properties in New York City and our Australia and New Zealand Entertainment Themed Centers).

In a separate release today, the company also announced that the Board has also authorized a stock repurchase program to repurchase up to $25 million of Reading’s Non-Voting Common stock.

Following adoption of the company’s three year business strategy, the Board considered whether it was in the best interests of the Company and its stockholders to continue to pursue its independent business strategy.   As previously disclosed, Reading received correspondence from Patton Vision LLC in May and September of 2016 in which Patton Vision made unsolicited, non-binding indications of interest to acquire all of Reading’s outstanding stock at $17.00 per share and again in December 2016 at $18.50 per share in cash.

Upon completion of its review, the Board confirmed its determination that Reading and its stockholders would be best served by the continued independence of Reading and by the pursuit of its three year business strategy.  The Board instructed management to inform Patton Vision that the Board does not have any present interest in engaging in discussions regarding a possible sale of Reading.

The following is the text of the letter that was sent on March 6, 2017, to Patton Vision Principal, Paul Heth:

Delivered by Mail and Email

Mr. Paul B. Heth

Principal

Patton Vision, LLC

2140 S. Dupont Highway

Camden, DE 19934

Dear Mr. Heth:

At our Board Meeting of March 2, 2017, the Board of Directors of Reading International, Inc. approved the three year business strategy prepared by Management.  Our business strategy focuses on the continued development of new cinemas in the United States, Australia and New Zealand, the continued improvement of our existing cinemas to elevate the guest experience, presentation and food and beverage program, and the continued re-development of our various real estate assets (including our Union Square and Cinemas 1, 2 & 3 properties in New York City and our Australia and New Zealand Entertainment Themed Centers).

Since we are in a black out period, pending the filing of our Annual Report on Form 10K, we are limited in what we can say here.  However, we will be filing our annual report on Form 10K in the near future, and we urge you to review it in detail.

At our March 2, 2017 meeting, in light of your latest indication of interest, our Board, having thoroughly evaluated its three year business strategy, considered whether our Company and our stockholders would be best served by the continued independence of our Company.

Upon completing its review, the Board determined that our Company and our stockholders would be best served by the continued independence of our Company and by the pursuit of the above referenced business strategy. On behalf of the Board, I have been advised to inform you that our Board does not have any present interest in engaging in discussions regarding a possible sale of our Company.

Very Truly Yours,

Ellen Cotter

Chairman of the Board, Chief Executive Officer and President

Reading International, Inc.

About Reading International, Inc.

Reading International (http://www.readingrdi.com) is in the business of owning and operating cinemas and developing, owning, and operating real estate assets.  Our business consists primarily of:

•	the development, ownership, and operation of multiplex cinemas in the United States, Australia and New Zealand; and
•

The development, ownership, and operation of retail and commercial real estate in Australia, New Zealand, and the United States, including entertainment-themed centers in Australia and New Zealand and live theater assets in Manhattan and Chicago in the United States.

Reading manages its worldwide business under various brands:

•	in the United States, under the

o	Angelika Film Center brand (http://www.angelikafilmcenter.com);
o	Consolidated Theatres brand (http://www.consolidatedtheatres.com);
o	City Cinemas brand (http://www.citycinemas.com);
o	Reading Cinema brand (http://www.readingcinemasus.com);
o	Liberty Theatres brand (http://libertytheatresusa.com); and
o	44 Union Square (http://44unionsquare.com).

•	in Australia, under the

o	Reading Cinema brand (http://www.readingcinemas.com.au);
o	Auburn Redyard brand (http://www.auburnredyard.com.au);
o	Cannon Park brand (http://www.cannonparktownsville.com.au); and
o	Newmarket Village brand (http://newmarket-village.com.au).

•	in New Zealand, under the

o	Reading Cinema brand (http://www.readingcinemas.co.nz); and.
o	Courtenay Central brand (http://www.courtenaycentral.co.nz).

Cautionary Statement

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 (the “Exchange Act”).

For a detailed discussion of these and other risk factors, please refer to Reading International’s Annual Report on Form 10-K for the year ended December 31, 2015 and other filings Reading International makes from time to time with the Securities and Exchange Commission (the “SEC”), which are available on the SEC’s Web site (http://www.sec.gov).

Investors are cautioned not to place undue reliance on our forward-looking statements, which speak only as of the date such statements are made. Reading International does not undertake any obligation to publicly update any forward-looking statements to reflect events, circumstances or new information after the date of this press release, or to reflect the occurrence of unanticipated events.

Contacts:

Reading International, Inc.

Dev Ghose, Executive Vice President & Chief Financial Officer

Andrzej Matyczynski, Executive Vice President for Global Operations

213-235-2240

or

Joele Frank, Wilkinson Brimmer Katcher

Kelly Sullivan or Matthew Gross

212-355-4449